Exhibit 99.1

Contacts: Transcept Pharmaceuticals, Inc. Greg Mann Director of Corporate Communications (510) 215-3575 gmann@transcept.com	The Ruth Group Investors / Media Sara Ephraim Pellegrino / Jason Rando (646) 536-7002 / 7025 spellegrino@theruthgroup.com jrando@theruthgroup.com

Transcept Pharmaceuticals Receives Complete Response Letter from FDA on Intermezzo® New Drug Application

Conference Call Scheduled for 8:30 a.m. EDT on October 29, 2009

Pt. Richmond, CA – October 28, 2009 – Transcept Pharmaceuticals (Nasdaq: TSPT) announced today that the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter regarding the New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet). The NDA, submitted by Transcept in September 2008, seeks approval to market Intermezzo® for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

In the Complete Response Letter the FDA stated that it believes Transcept has submitted substantial evidence of effectiveness for the use of Intermezzo® in the as-needed treatment of insomnia characterized by difficulty returning to sleep after awakening in the middle of the night. The FDA further recognized that the Intermezzo® data submitted by Transcept did not indicate significant next day residual effects. However, the FDA indicated that the intended use of Intermezzo® in the middle of the night represents a unique insomnia indication and dosing strategy for which safety has not been previously established.

The FDA requested additional data demonstrating that Intermezzo®, when taken as directed in the middle of the night, would not present an unacceptable risk of residual effects, with particular reference to next day driving ability.

The FDA also expressed two concerns regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects. Specifically, the FDA has asked Transcept to address methods to avoid inadvertent dosing with less than four hours of bedtime remaining, and inadvertent re-dosing in a single night.

Based upon the content of the letter, it is possible that Transcept will need to conduct one or more additional safety studies. Transcept will request a meeting with the FDA to discuss specific requirements for approval.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, commented, “Transcept is committed to making this important new potential therapy available to insomnia patients. We will continue to work closely with the FDA to address their questions and define the path forward for Intermezzo®.”

Conference Call Scheduled

Transcept will host a conference call and live webcast to discuss the Complete Response Letter on Thursday, October 29, 2009, at 8:30 a.m. EDT. Telephone numbers for the live conference call are 866-206-7202 (U.S.) or 703-639-1112 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on November 12, 2009. A playback of the call will be available through November 12, 2009 through a telephone replay number that can be obtained through Transcept at 510-215-3500.

About Intermezzo®

Intermezzo® (zolpidem tartrate sublingual tablet), the lead product candidate at Transcept, has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Intermezzo® is a sublingual low dose formulation of zolpidem, the active agent most commonly prescribed in the United States for the treatment of insomnia. Intermezzo® uses approximately one-quarter to one-third of the dose of active drug contained in currently marketed zolpidem-based sleep aids, in a formulation designed to promote rapid sublingual absorption.

Two Phase 3 clinical studies evaluated 376 patients receiving either Intermezzo® or placebo. In the first study, a sleep laboratory trial using an objective polysomnographic endpoint, Intermezzo® demonstrated a statistically significant decrease versus placebo in the time it took patients to return to sleep as measured by Latency to Persistent Sleep. In the second study, an outpatient trial, Intermezzo® demonstrated a statistically significant decrease in Latency to Sleep Onset, a subjective patient reported endpoint. The most common adverse event seen in these trials was headache (2.7 percent active versus 1.4 percent placebo in the outpatient study).

Transcept is actively pursuing patents to protect Intermezzo® in the United States and key non-U.S. markets, and, as part of the NDA submission, has requested that the FDA grant three years of Hatch-Waxman marketing exclusivity to Intermezzo®.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), which is currently being reviewed by the U.S. Food and Drug Administration (FDA) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept and Purdue Pharmaceutical Products, L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the sufficiency of data submitted and data that may be generated and submitted in support of the NDA for Intermezzo® to receive FDA approval for its intended indication, including whether or not additional clinical or non-clinical studies will be required to obtain FDA approval; the timing and potential outcome of regulatory decisions by the FDA on the NDA for Intermezzo®; the commitment of Transcept to make Intermezzo® available to insomnia patients; and the potential for Intermezzo® to be the first prescription sleep aid specifically approved by the FDA for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, whether additional data exists or can be generated from existing or new clinical studies to demonstrate sufficiently to the FDA that Intermezzo® would not present an unacceptable risk of residual effects, including residual effects that impair next day driving ability; whether Transcept can sufficiently demonstrate to the FDA that it can reduce dosing errors in the middle of the night or that dosing errors will not lead to unacceptable next day residual effects; FDA decisions on the sufficiency of other data submitted in support of the Intermezzo® NDA to receive approval for its intended indication and any further delays in, and the final form of, any FDA approval of Intermezzo®; a decision by Purdue to terminate the Collaboration Agreement, even if the Intermezzo® NDA is approved; obtaining and maintaining Hatch-Waxman exclusivity for Intermezzo®, obtaining and maintaining patents that provide market place protection for Intermezzo® and other difficulties or delays in, clinical development, market acceptance and commercialization of Intermezzo®.